Exhibit 4(j)

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

PACCAR Inc (the “Corporation”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended:  its Common Stock.

Description of Common Stock

The following description of PACCAR’s Common Stock is a summary and does not purport to be complete.  It is subject to and qualified in its entirety by reference to PACCAR’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Sixth Amended and Restated Bylaws (the “Bylaws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4(j) is a part. For additional information, you should read the Certificate of Incorporation, the Bylaws and the applicable provisions of the Delaware General Corporation Law.

Authorized Capital Shares

The Corporation is authorized to issue 1,201,000,000 shares of capital stock for all classes, consisting of 1,200,000,000 shares of common stock, $1.00 par value per share (“Common Stock”) and 1,000,000 shares of preferred stock, no par value (“Preferred Stock”). The outstanding shares of Common Stock are fully paid and nonassessable.

Voting Rights

Holders of Common Stock are entitled to one vote per share on all matters voted on by the stockholders, including the election of directors. The Common Stock does not have cumulative voting rights.

Dividend Rights

Subject to the rights of holders of outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available for the payment of dividends.

Liquidation Rights

Subject to any preferential rights of outstanding shares of Preferred Stock, holders of Common Stock will share ratably in all assets legally available for distribution to the Corporation’s stockholders in the event of dissolution.

Other Rights and Preferences

The Common Stock has no sinking fund or redemption provisions or preemptive, conversion or exchange rights.

Certain Anti-Takeover Effects of Delaware Law

The Corporation is subject to Section 203 of the Delaware General Corporation Law (“Section 203”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years following the date of the transactions in which the person became an interested stockholder, unless:

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the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the board of directors prior to the date the interested stockholder obtained such status;

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upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 and 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include mergers, asset sales, and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to the Corporation and, accordingly, may discourage attempts to acquire the Corporation even though such a transaction may offer the Corporation’s stockholders the opportunity to sell their stock at a price above the prevailing market price.

Certain Anti-Takeover Provisions of the Certificate of Incorporation and Bylaws

Certain provisions of the Certificate of Incorporation and Bylaws could have the effect of delaying, deterring or preventing another party from acquiring or seeking to acquire control of the Corporation. For example, the Certificate of Incorporation and Bylaws include provisions that:

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authorize the board of directors, without vote or other action by stockholders, to cause the issuance of preferred stock in one or more series from time to time and, with respect to each series, to establish the number of shares constituting that series and to fix the rights and other terms of that series, which may include, without limitation, voting rights, dividend rights and preferences, liquidation rights and preferences and rights to convert the preferred stock of such series into other securities or property;

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provide that, subject to the rights of any series of preferred stock that may be outstanding, vacancies on the board of directors or newly created directorships resulting from an increase in the number of directors may be filled only by a majority of the remaining directors then in office, even though less than a quorum;

•	provide that the number of directors on the board of directors shall be determined by the board of directors;

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establish advance notice procedures and other requirements for stockholders to submit nominations of candidates for election to the board of directors and other proposals to be brought before a stockholders meeting;

•	require that actions to be taken by stockholders must be taken at an annual or special meeting of stockholders and not by written consent;
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provide that, subject to the rights of any series of preferred stock that may be outstanding and except as may be required by law, special meetings of stockholders may be called only pursuant to a resolution approved by a majority of the entire board of directors;

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require an affirmative vote of holders of two-thirds (2/3) of the outstanding shares of stock entitled to vote for the following actions: amendment of the Certificate of Incorporation; adoption of an agreement of merger or consolidation; sale, lease or exchange of all or substantially all of the Corporation’s property and assets; dissolution of the Corporation; and  approval of a stockholder action to make, alter or repeal the Bylaws; and

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provide that if, after the record date for the 1986 stockholders’ meeting, any stockholder becomes the beneficial owner of twenty percent (20%) or more of the outstanding shares of stock of the Corporation (a “Suitor”), then in any merger, consolidation, sale or other disposition of all or substantially all of the Corporation’s property and assets (each called “a Business Combination”), (1) the cash, or fair market value of other consideration, to be received per share by stockholders of the Corporation in any Business Combination in which the Suitor has a direct or indirect material interest (other than solely as a stockholder of the Corporation), shall not be less than the highest per share price (including brokerage commissions and/or soliciting dealers’ fees) paid by the Suitor in acquiring any of its holdings of the Corporation’s common stock; and (2) the Suitor shall not have received any loans, advances, guarantees, pledges or other financial assistance or tax benefits provided by the Corporation. The term Suitor includes any party with which the Suitor has a direct or indirect agreement, understanding or arrangement for the purpose of acquiring, holding or voting stock of the Corporation.

Listing

The common Stock is traded on The Nasdaq Stock Market LLC under the trading symbol “PCAR.”